Exhibit 10.1

CREDIT AGREEMENT

dated as of July 29, 2003

between

WESTERN PLAINS ENERGY, LLC

as Borrower

and

AGCOUNTRY FARM CREDIT SERVICES, FLCA

as Lender

Schedules

Schedule 4.05	-	Environmental Matters
Schedule 4.17(a)	-	Management Contracts
Schedule 4.17(b)	-	Supply Contracts
Schedule 4.17(c)	-	Off-Take Contracts
Schedule 4.17(d)	-	Transportation Contracts
Schedule 4.17(e)	-	Utility Contracts
Schedule 4.18	-	Permits
Schedule 7.01	-	Outstanding Indebtedness
Schedule 7.02	-	Existing Liens
Schedule 7.04	-	Existing Investments
Schedule 7.15	-	Deposit and Investment Accounts

Exhibits

Exhibit A	-	Form of Construction and Term Loan Note
Exhibit B	-	Form of Revolving Credit Note
Exhibit 2.03	-	Form of Construction Draw Request
Exhibit 2.05	-	Form of Notice of Revolving Conversion
Exhibit 2.06	-	Form of Revolving Draw Request
Exhibit 2.07	-	Form of Interest Election
Exhibit 3.01(d)(xi)	-	Form of Secretary’s Certificate
Exhibit 3.01(d)(xii)	-	Form of Opinion of Borrower’s Counsel
Exhibit 3.01(d)(xiii)	-	Form of Officer’s Certificate
Exhibit 3.01(d)(xix)	-	Form of Solvency Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 29, 2003, by and between WESTERN PLAINS ENERGY, LLC, a Kansas limited liability company (“Borrower”) and AGCOUNTRY FARM CREDIT SERVICES, FLCA (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender (a) establish a $22,000,000 multiple advance construction loan facility in favor of Borrower, (b) convert amounts outstanding under the construction loan facility to a term loan upon satisfaction of certain conditions, and (c) establish a revolving credit facility of up to $5,000,000 (which shall permanently reduce the amount of term loan outstanding) in favor of Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, Lender is willing to provide such financing to Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

Section 1.01         Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Fee” shall have the meaning set forth in Section 2.14(c).

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Base Rate” shall mean the per annum adjustable rate of interest, as of the applicable Determination Date, charged by AgriBank FCB (or its successors or any other similar funding source regularly used by Lender from time to time in Lender’s sole discretion) to Lender for obligations of the same maturity related to the Interest Election selected by Borrower pursuant to Section 2.07(b).

“Borrower” shall mean Western Plains Energy, LLC, a Kansas limited liability company, and any successor thereof.

“Borrowing” shall mean an advance of funds by Lender to Borrower pursuant to Lender’s Commitments hereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which farm credit system banks or commercial banks in Fargo, North Dakota are authorized or required by law to close.

“Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of Borrower and its Subsidiaries that are (or would be) set forth on a combined statement of cash flows of Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Charges” shall have the meaning set forth in Section 9.12.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) occupation of a majority of the seats (other than vacant seats) on the board of managers of Borrower by Persons who were neither (i) nominated by the immediately previous board of managers or (ii) appointed by managers so nominated, or (c) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of a majority of any of Borrower’s Class B, Class C, or Class D membership interests (as described in Borrower’s operating agreement).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.01 have been satisfied or waived in accordance with Section 9.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of Borrower that is the subject of a Lien granted pursuant to a Loan Document to Lender for the benefit of Lender to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Assignments” shall mean each collateral assignment by Borrower (and such other parties as Lender may require) to Lender, along with consents to such assignments as shall be deemed appropriate by Lender, from time to time, of the Material Contracts.

“Commitment” shall mean the Revolving Commitment or the Construction and Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Construction Agreement” shall mean the Agreement Between Owner and Design Builder, dated as of April 4, 2002, between Borrower and ICM, Inc., as the same may be amended, restated, supplemented or otherwise modified from time to time, along with all other material agreements to which Borrower is a party related to the Project, including the design and construction of the Improvements.

“Construction and Term Loan” shall mean a loan made by Lender to Borrower under its Construction and Term Loan Commitment.

“Construction and Term Loan Repayment Period” shall mean the period beginning on the date designated as the beginning of such period in Section 2.04 and ending on the Maturity Date.

“Construction and Term Loan Commitment” shall mean the obligation of Lender to make Construction and Term Loans to Borrower in an aggregate principal amount not exceeding the lesser of 55% of the Construction Costs or $22,000,000.

 “Construction and Term Loan Note” shall mean a note of Borrower payable to the order of Lender in substantially the form of Exhibit A.

“Construction Borrowing” shall mean a Borrowing pursuant to Section 2.02.

“Construction Commitment Termination Date” shall mean the earliest of (i) August 1, 2004, (ii) the date on which the Construction and Term Loan Commitments are fully drawn, and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Construction Completion” shall mean the occurrence of all of the following events with respect to the Project: (a) all Improvements are completed in accordance with the Construction Plans and are paid for in full, free of all mechanics’, labor, materialmen’s and other similar lien claims; (b) said completion has been approved by Borrower and any Construction Consultants; (c) a certificate of substantial completion for the Project has been signed by Borrower and delivered to Lender and no material punch-list items remain to be completed; (d) Lender has received acceptable evidence that all requirements of any Governmental Authority and all private restrictions and covenants relating to the Improvements or the Real Estate on which it is located have been complied with or satisfied and that unconditional certificates of occupancy (if required) for all of the Improvements have been issued by all appropriate Governmental Authorities; (e) Borrower has obtained and delivered to Lender copies of all licenses, Permits, and Material Contracts (collaterally assigned to Lender) necessary or appropriate to operate the Improvements at maximum capacity; (f) Lender has received copies of all warranties from suppliers covering materials, equipment and appliances included within the Improvements (to the extent such copies of warranties have been specifically requested by Lender); (g) Lender has received satisfactory evidence that all insurance required pursuant to the Loan Documents is in full force and effect; (h) Lender has received three copies of an “as-built” survey of the Improvements which conforms with Lender’s requirements; (i) no Default or Event of Default exists; (j) Borrower has invested no less than $20,000,000 of equity capital (which may include proceeds of tax increment financing) in Construction Costs; (k) Borrower has developed and implemented risk management programs, satisfactory to Lender in all respects, to procure inputs necessary or appropriate for the successful operation of the Improvements at maximum capacity; and (l) Borrower shall have hired or engaged management satisfactory to Lender.

“Construction Consultants” shall mean any third party experts, including the Inspecting Architect as may be retained by Lender from time to time for the purpose of inspecting the Project and Improvements.

“Construction Costs” shall mean Borrower’s start-up working capital (in an amount not less than $3,000,000 and not to exceed $3,500,000), organization costs, equity drive costs and administrative expenses prior to and during the Construction Funding Period, plus the cost of purchasing real property for the Project, designing and engineering the Improvements, preparing the site, constructing the building and purchasing and installing equipment, and Borrower’s interest expense incurred and capitalized in accordance with GAAP during the Construction Funding Period.

“Construction Draw Request” shall have the meaning set forth in Section 2.03.

“Construction Funding Period” shall mean the period from the Closing Date to the Construction Commitment Termination Date.

“Construction Plans” shall mean the final working plans for completion of the Project and Improvements to be constructed with respect to the Project, including drawings, specifications, details and manuals as delivered to Lender.

“Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Control Agreements” shall mean the agreements as may be requested by Lender to perfect Lender’s security interest in the Deposit Accounts and Investment Accounts, in form and substance satisfactory to Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(b).

“Deposit Accounts” shall mean all demand, time, savings, passbook or similar depository accounts of Borrower with financial institutions, including but not limited to the Equity Deposit Account and Borrower’s operating, payroll and other deposit accounts.

“Determination Date” shall mean, (a) with respect to Loans subject to the Variable Rate or the Term Variable Rate, the date three (3) Business Days prior to the Closing Date with respect to the Interest Period immediately following the Closing Date, and the first Business Day of each subsequent month thereafter, and (b) with respect to all other Loans, the date three (3) Business Days prior to the first day of the related Interest Period.

“Disbursing Agreement” means that certain Disbursing Agreement dated as of the date hereof among Lender, Borrower and Title Company, as amended, restated, supplemented or otherwise modified from time to time.

“Dollars” or “$” shall mean dollars denominated in the currency of the United States of America.

“EBITDA” shall mean, for Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, an amount equal to (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) all other non-cash charges, including any USDA Bio Energy Program payments and other payments and benefits received by Borrower in respect of incentives provided by the State of Kansas or any other Governmental Authority, in each case for such period.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, related attorneys’ fees, natural resource damages, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon

(a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall mean all equipment, machinery, apparatus, fittings, fixtures and other tangible personal property of every kind and description used in the business operations of Borrower or owned by Borrower or in which Borrower has an interest, and all parts, accessories, and special tools and all increases and accessions thereto and substitutions and replacements therefor.

“Equity Deposit Account” shall mean Borrower’s Escrow Deposit Account No. 62001269315 with First National Bank, Trust Department, Goodland, Kansas, which holds the proceeds of Borrower’s equity drive.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or the ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Lender or other recipient is located.

“Farm Products” has the meaning given to it in the Food Security Act.

“Five-Year Adjustable Rate” shall have the meaning set forth in Section 2.07(b)(iii).

“Fixed Base Rate” shall mean the per annum fixed rate of interest, as of the applicable Determination Date, charged by AgriBank FCB to Lender for obligations with a maturity of ten (10) years and subject to a prepayment penalty.

“Fixed Charge Coverage Ratio” shall mean, for any period of four consecutive fiscal quarters of Borrower, the ratio of (a) EBITDA for such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (a) Interest Expense for such period, plus (b) scheduled principal payments made on Total Debt (not including payments related to seasonal indebtedness for which Lender has consented in writing to exclusion therefrom) for such period, plus (c) income tax expense for such period, plus (d) Restricted Payments paid during such period, plus (e) Non-Financed Maintenance Capital Expenditures.

“Fixed Rate” shall have the meaning set forth in Section 2.07(b)(v).

“Food Security Act” shall mean the federal Food Security Act of 1985, as amended from time to time (7 U.S.C. 1631, et seq.).

“Free Cash Flow” shall mean for any period, the EBITDA less the sum of Interest Expense, Mandatory Debt Retirement, Taxes paid by Borrower and its Subsidiaries, Non-Financed Maintenance Capital Expenditures.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.02.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Yield” shall mean, as of the date of any prepayment, the annualized yield on the “Treasury Constant Maturity” with a maturity equal to the number of months remaining prior to the Maturity Date for the most recent week available prior to the date of such prepayment, as reported in the Federal Reserve Statistical Release H.15 (hereinafter “Release H.15”) conclusively determined by Lender on the date of each such prepayment.  The yield will be determined by linear interpolation if necessary.  If the number of months remaining prior to the Maturity Date is less than twelve months, the “Government Yield” will be the annualized yield on the “Treasury Constant Maturity” with a maturity equal to one year.  If Release H.15 is no longer published, Lender shall determine Government Yield.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which Borrower or any Subsidiary is a party.

“Improvements” shall mean the buildings and improvements to be placed or constructed on the Real Estate with respect to the Project.

“Inspecting Architect” shall mean the architectural, engineering or other consultant firm retained by Lender, at Borrower’s cost, to conduct on-site inspections of the work-in-progress related to the Project, and to issue periodic reports to Lender as to progress of construction and adherence to the Construction Plans.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.01(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock or other capital interest of such Person, and (x) Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Differential” shall mean, on the date of any full or partial prepayment, the Fixed Rate minus the Government Yield.

“Interest Election” shall have the meaning set forth in Section 2.07(b).

“Interest Expense” shall mean, for Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period), plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean:

(a)           with respect to Loans subject to the Variable Rate or the Term Variable Rate, the initial Interest Period shall be the period beginning on the date of the related Borrowing and continuing through the last day of the month of such Borrowing, and all other Interest Periods shall be the calendar month;

(b)           with respect to Loans subject to the Three-Year Adjustable Rate, the Five-Year Adjustable Rate, or the Ten-Year Adjustable Rate, the initial Interest Period shall be the period beginning on the date of the related Borrowing and continuing until the date three (3), five (5) or ten (10) years, as applicable, after the date of such Borrowing, and all other Interest Periods shall be the period beginning on the effective date of such interest rate pursuant to Section 2.07(c) and continuing until the date three (3), five (5) or ten (10) years, as applicable, following such effective date; and

(c)           with respect to Loans subject to the Fixed Rate, the Interest Period shall be the period beginning on the Closing Date and continuing until the date ten (10) years following the Closing Date;

provided, that no Interest Period may extend beyond the Maturity Date.

“Investment Accounts” shall mean all securities or investment accounts of Borrower with brokerage firms and others, including but not limited to the Equity Deposit Account.

“Investments” shall have the meaning set forth in Section 7.04.

“Lender” shall mean AgCountry Farm Credit Services, FLCA and its successors and assigns.

“LIBOR” shall mean the London interbank offered rate per annum for one-month deposits in Dollars, as determined by the British Banker’s Association average of interbank offered rates for Dollar deposits in the London market based on quotations at 16 major banks, as published in the “Money Rates” Section of the Wall Street Journal as of the applicable Determination Date; provided, if Lender determines that the foregoing source is unavailable for the applicable Interest Period, Lender shall determine LIBOR based on a new index which is based on comparable information.

“License Agreement” shall mean the provisions of the Construction Agreement which specify the terms of the license of proprietary rights of the design/builder (as set forth in Exhibit F thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean collectively this Agreement, the Notes, all Notices of Borrowing, the Mortgage, the Security Agreement, the Collateral Assignments, the Disbursing Agreement and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loans” shall mean the Revolving Loans and the Construction and Term Loans in the aggregate, or any of them, as the context shall require.

“Management Contracts” shall mean those certain agreements and contracts which are material to the management of Borrower’s business in effect presently and entered into from time to time hereafter, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Mandatory Debt Retirement” shall mean principal and interest payments required during the related period in connection with any Indebtedness of Borrower.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities, Projections or prospects of Borrower, (ii) the ability of Borrower to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Contracts” shall mean the Management Contracts, Supply Contracts, Off-Take Contracts, Transportation Contracts, Utility Contracts, the Construction Agreement, the License Agreement, the Process Guarantee, and such other agreements and contracts as may be material to operation of Borrower’s business.

“Material Indebtedness” shall mean Indebtedness (other than the Loans) or obligations in respect of one or more Hedging Agreements of Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any Subsidiary in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” shall mean the earlier of (i) April 1, 2014, or (ii) the date on which the principal amount of all outstanding Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Maximum Rate” shall have the meaning set forth in Section 9.12.

“Mortgage” shall mean each of the Mortgage or other real estate security documents delivered by Borrower to Lender, all in form and substance satisfactory to Lender, as each may be amended, restated, modified or otherwise supplemented from time to time, whereby Borrower pledges all of its right, title and interest in the Real Estate to Lender as collateral for the Obligations.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Income” shall mean, for any period, the net income (or loss) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary, and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary on the date that such Person’s assets are acquired by Borrower or any Subsidiary.  Net Income shall include USDA Bioenergy program payments and other payments and benefits received by Borrower in respect of incentives provided by the State of Kansas or any other Governmental Authority.

“Net Worth” shall mean, as of any date, (i) the total assets of Borrower and its Subsidiaries that would be reflected on Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, less (ii) the sum of (a) the total liabilities of Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of Borrower and its Subsidiaries as of such date prepared in accordance with GAAP, (b) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of Borrower and its Subsidiaries as of such date prepared in accordance with GAAP, and (c) the net book amount of all assets of Borrower and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of Borrower and its Subsidiaries as of such date prepared in accordance with GAAP.

“Non-Financed Maintenance Capital Expenditures” shall mean the sum of Capital Expenditures made by Borrower in the ordinary course of business related to maintenance of Borrower’s property, plant and equipment and paid during the related period, except the term shall not include Capital Expenditures for which Borrower or any Subsidiary incurredIndebtedness in connection therewith.

“Notes” shall mean, collectively, the Revolving Credit Note and the Construction and Term Loan Note.

“Obligations” shall mean all amounts owing by Borrower to Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Off-Take Contracts” shall mean those certain agreements and contracts in effect presently and entered into from time to time hereafter which are material to the sale or disposal of products and by-products produced by Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Origination Fee” shall have the meaning set forth in Section 2.14(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 9.04(c).

“Participation Fee” shall have the meaning set forth in Section 2.14(b).

“Payment Office” shall mean the office of Lender located at 1749 38th Street Southwest, Post Office Box 6020, Fargo, North Dakota 58108-6020 or such other location as to which Lender shall have given written notice to Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permits” shall mean all licenses, consents, approvals authorizations and permits of Governmental Authorities which are required of Borrower or useful for Borrower to obtain in connection with the Project and operation of Borrower’s business (as contemplated following Construction Completion), including but not limited to any of the foregoing related to Environmental Laws (including an air emissions permit and a national pollution discharge elimination system construction permit, each of which will allow Borrower to operate its facilities at maximum capacity), zoning and land-use laws (including any requirement to obtain a special exception, if applicable), water use laws, waste disposal laws, laws requiring construction permits and occupancy certificates, and laws relating to construction and operation of above ground storage tanks.

“Permitted Encumbrances” shall mean:

(i)            Liens imposed by law for taxes not yet due (or with respect to real estate taxes, not yet delinquent) or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

(vi)          easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)           commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)          certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)           mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Process Guarantee” shall mean the provisions of the Construction Agreement which specify the terms of the performance guarantee criteria (as set forth in Exhibit A thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Project” shall mean the design, construction and completion of a dry milling ethanol plant near Campus, Kansas which will produce, upon Construction Completion, not less than 30 million gallons of ethanol per year, dried distillers grains and solubles, carbon dioxide and other value — added products and carbon dioxide recovery, together with all necessary and appropriate fixtures, equipment, attachments, and accessories, as described in the Construction Plans, to be constructed on the Real Estate.

“Projections” shall mean Borrower’s forecasted (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements; all prepared on a combined basis and otherwise consistent with the historical financial statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions which are believed by Borrower to be reasonable and fair in light of the current condition and past performance of Borrower and to reflect a reasonable estimate of the projected balance sheets, results of operations, cash flows and other information presented therein for five (5) years following the Closing Date.

“Pro Forma Balance Sheet” shall mean the unaudited pro forma balance sheet of Borrower on a consolidated basis setting forth as of the Closing Date the pro forma financial position of Borrower and its Subsidiaries on a consolidated basis, copies of which fairly present, on a pro forma basis, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 4.04, the financial position of Borrower on a consolidated basis, as of such date and time.

“Quarterly Fees” shall have the meaning set forth in Section 2.14(d).

“Real Estate” shall mean all real property owned or leased by Borrower or its Subsidiaries.

“Real Estate Documents” shall mean collectively, the Mortgage, the Disbursing Agreement and all other documents, instruments, agreements and certificates executed and delivered by Borrower to Lender in connection with any of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Release H.15” shall have the meaning set forth in the definition of “Government Yield.”

“Required Stock” shall mean the member stock or participation certificates in Lender, in amounts as Lender may require Borrower to purchase (without using proceeds of a Loan) from time to time under the capital plan adopted by the board of directors of Lender (currently 2% of the amount borrowed up to $1,000) pursuant to bylaws applicable to Lender.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of Borrower or such other representative of Borrower as may be designated in writing by any one of the foregoing with the consent of Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.05.

“Revolving Borrowing” shall mean a Borrowing pursuant to Section 2.05.

“Revolving Commitment” shall mean the obligation of Lender to make Revolving Loans to Borrower in accordance with the terms of Section 2.05 in an amount not to exceed the Revolving Conversion Amount, as reduced from time to time pursuant to Section 2.09(b).

“Revolving Commitment Termination Date” shall mean the Maturity Date.

“Revolving Conversion Amount” shall have the meaning specified in Section 2.05.

“Revolving Conversion Date” shall mean the date a portion of the Construction and Term Loans are converted to Revolving Loans pursuant to Section 2.05.

“Revolving Credit Availability Period” shall mean the period from the Revolving Conversion Date to the Revolving Commitment Termination Date.

“Revolving Credit Note” shall mean a note of Borrower payable to the order of Lender in substantially the form of Exhibit B.

“Revolving Draw Request” shall have the meaning set forth in Section 2.06.

“Revolving Loan” shall mean a loan made by Lender to Borrower under the Revolving Commitment.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, executed by Borrower in favor of Lender as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, the Collateral Assignments, the Mortgage, the other Real Estate Documents, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations, all UCC-1 financing statements, fixture financing statements, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by Borrower or any other person to Lender in connection with the foregoing.

“Simple Interest” shall mean interest that is computed only on the outstanding principal balance.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities  or other ownership interests representing more than 50% of the equity  or more than 50% of  the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Borrower (including subsidiaries formed after the Closing Date).

“Supply Contracts” shall mean those certain agreements and contracts related to the supply of inputs material to operation of Borrower’s business in effect presently and entered into from time to time hereafter, as the same may be amended, restated, supplemental or otherwise modified from time to time.

“Sworn Construction Cost Statement” shall mean an itemized and certified statement of actual and estimated costs of the Project broken out into individual subcontracts, signed and sworn to by Borrower and delivered to Lender, as the same may be amended or supplemented from time to time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Ten-Year Adjustable Rate” shall have the meaning set forth in Section 2.07(b)(iv).

“Term Variable Rate” shall have the meaning set forth in Section 2.07(b)(i).

“Three-Year Adjustable Rate” shall have the meaning set forth in Section 2.07(b)(ii).

“Title Company” shall mean First American Title Insurance Company of Kansas, and its successors and assigns, and/or any other title or escrow company selected by Lender from time to time.

“Total Debt” shall mean, as of any date of determination, all Indebtedness of Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of Borrower prepared in accordance with GAAP as of such date.

“Transportation Contracts” shall mean those certain agreements and contracts in effect presently and entered into from time to time hereafter related to the provision of transportation or shipping services which are material to the operation of Borrower’s business as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of North Dakota.

“Utility Contracts” shall mean those certain contracts and agreements in effect presently and entered into from time to time hereafter which are material to the provision to Borrower of electricity, natural gas, water, fuel oil, coal and other energy resources in connection with the operation of Borrower’s plant, equipment and offices, as the same may be amended, restated, supplement and or otherwise modified from time to time.

“Variable Rate” shall mean the per annum floating rate of interest equal to LIBOR, as determined on the applicable Determination Date, plus 400 basis points (4.00%) during the related Interest Period.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02         Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by Borrower’s independent public accountants) with the most recent audited combined financial statement of Borrower delivered pursuant to Section 5.01(a); provided, that if Borrower notifies Lender that Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant, then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Borrower and Lender.

Section 1.03         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, and (v) all references to a specific time shall be construed to refer to the time in Fargo, North Dakota, unless otherwise indicated.

ARTICLE II

AMOUNTS AND TERMS OF THE COMMITMENTS

Section 2.01         General Description of the Loans.  Subject to and upon the terms and conditions herein set forth, (i) Lender hereby establishes in favor of Borrower a construction loan facility pursuant to which Lender agrees to make Construction and Term Loans to Borrower in accordance with Section 2.02; and (ii) Lender agrees to establish a revolving credit facility in accordance with Section 2.05.

Section 2.02         Construction and Term Loan Commitment.  Subject to the terms and conditions set forth herein, Lender agrees to make Construction and Term Loans to Borrower, from time to time during the Construction Funding Period, in an aggregate principal amount outstanding at any time that will not result in the aggregate amount of all Construction and Term Loans exceeding the Construction and Term Loan Commitment.  During the Construction Funding Period, Borrower shall be entitled to borrow and prepay, but may not reborrow, Construction and Term Loans in accordance with the terms and conditions of this Agreement; provided, that Borrower may not borrow should there exist a Default or Event of Default.

Section 2.03         Procedure for Construction Borrowings.   The Borrower shall give Lender written notice (or telephonic notice promptly confirmed in writing) of each Construction Borrowing substantially in the form of Exhibit 2.03 attached hereto (a “Construction Draw Request”) prior to 11:00 a.m. (Central Time) five (5) Business Days prior to the requested date of each Construction Borrowing. The Borrower shall request no more than one Construction Borrowing per calendar month.  Each Construction Draw Request shall be irrevocable and shall specify: (a) the aggregate principal amount of the related Borrowing, and (b) the date of the related Borrowing (which shall be a Business Day).  The aggregate principal amount of each Construction Borrowing shall be not less than $100,000.  If Lender approves the Construction Draw request, it shall disburse funds pursuant to the Disbursing Agreement.  At no time shall the aggregate balance of Construction Borrowings outstanding exceed the amount of the Construction and Term Loan Commitment.  Notwithstanding anything to the contrary, Lender shall have the irrevocable right (without obligation) at any time and from time to time to advance a Construction Borrowing without first receiving a Construction Draw Request from Borrower.

Section 2.04         Term Loan Conversion.  Within sixty (60) days following the occurrence of Construction Completion, Borrower shall provide Lender such documents, instruments, and certificates (including, without limitation, a certificate by an appropriate Responsible Officer of Borrower, certifying as to occurrence of Construction Completion) as Lender may request.  Upon determination by Lender of Construction Completion, the Repayment Period shall begin.

Section 2.05         Revolving Loan Commitment.  Subject to the terms and conditions set forth herein, Borrower may make a one-time election to convert not less than $1,000,000 or more than $5,000,000 in principal amount of the Construction and Term Loans to Revolving Loans (the “Revolving Conversion Election”).  Borrower shall give Lender written notice of the amount of such Revolving Conversion Election (the “Revolving Conversion Amount”) substantially in the form of Exhibit 2.05 attached hereto not less than ten (10) Business Days prior to the requested date of the Revolving Conversion Election and shall execute the Revolving Credit Note in an amount equal to the Revolving Conversion Amount.  During the Revolving Credit Availability Period, Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans from time to time in accordance with the terms and conditions of this Agreement; provided, that Borrower may not borrow or reborrow should there exist a Default or Event of Default; and provided further, that at no time shall the aggregate principal amount of Revolving Loans outstanding exceed the amount of the Revolving Commitment.

Section 2.06         Procedure for Revolving Borrowings.   The Borrower shall give Lender written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.06 attached hereto (a “Revolving Draw Request”) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Revolving Loan.  Each Revolving Draw Request shall be irrevocable and shall specify: (i) the aggregate principal amount of the related Borrowing and (ii) the date of the related Borrowing (which shall be a Business Day).  The aggregate principal amount of each Revolving Borrowing shall be not less than $100,000 and shall be in multiples of $100,000.

Section 2.07         Interest Rates

(a)           Revolving Loans.  Interest on the Revolving Loans shall accrue at the Variable Rate, as determined on the applicable Determination Date.

(b)           Construction and Term Loans.  Prior to the Repayment Period, interest on the Construction and Term Loans shall accrue at the Variable Rate, as determined on the applicable Determination Date.  During the Repayment Period, Borrower may elect (an “Interest Election”), from time to time, any one or more (as limited by Section 2.07(c)) of the variable, adjustable or fixed interest rates to be applied to amounts of not less than $1,000,000 owing on the Construction and Term Loans, as set forth in (i) and (ii) below, and interest on such amounts shall accrue at such rate selected by Borrower during the related Interest Period.  Interest shall accrue at the Term Variable Rate for such portion of the Construction and Term Loans for which no Interest Election shall be in effect.

(i)                                     the per annum floating rate of interest equal to LIBOR, as determined on the applicable Determination Date, plus 400 basis points (4.00%) during the related Interest Period (the “Term Variable Rate”); or

(ii)                                  the per annum rate of interest equal to the Base Rate as determined on the applicable Determination Date plus 400 basis points (4.00%) during the period commencing on the effective date of the applicable Interest Election and continuing thereafter until the date three (3) years following such date (the “Three-Year Adjustable Rate”), and thereafter at the Term Variable Rate;

(iii)                               the per annum rate of interest equal to the Base Rate as determined on the applicable Determination Date plus 400 basis points (4.00%) during the period commencing on the effective date of the applicable Interest Election and continuing thereafter until the date five (5) years following such date (the “Five-Year Adjustable Rate”), and thereafter at the Term Variable Rate;

(iv)                              the per annum rate of interest equal to the Base Rate as determined on the applicable Determination Date plus 400 basis points (4.00%) during the period commencing on the effective date of the applicable Interest Election and continuing thereafter until the date ten (10) years following such date (the “Ten-Year Adjustable Rate”), and thereafter at the Term Variable Rate;

(v)                                 the per annum rate of interest equal to the Fixed Base Rate as determined on the applicable Determination Date plus 400 basis points (4.00%) during the period commencing on the Closing Date and continuing thereafter until the date ten (10) years following the Closing Date (the “Fixed Rate”), and thereafter at the Term Variable Rate.

The interest rate applicable to the Construction and Term Loans during the Repayment Period will be reduced by twenty five basis points (0.25%) per annum at such time as Borrower has reached, and has maintained as of the next fiscal year end, 60% owners equity based on audited financials statements after consideration of the reduction for the annual dividend declaration.

(c)           Procedure for Election of Interest Rate.  To make an election pursuant to subsection (b) above, Borrower shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of its Interest Election, in the form of Exhibit 2.07 attached hereto, no later than five (5) Business Days prior to the desired effective date (which shall be a Business Day) of such election.  Borrower may make such Interest Elections at any time and from time to time, without penalty, except as provided in Section 2.14(e); provided, that Borrower may not elect an interest rate in which the related Interest Period for such interest rate would extend beyond the Maturity Date.  Borrower acknowledges that the terms of this Agreement may require Borrower to pay a prepayment fee, and that payments received pursuant to Section 2.10 may be subject to such prepayment fee.  Lender shall determine the rate of interest pursuant to this Section 2.07 and shall notify Borrower of the same, in writing, upon any request by Borrower.  Lender’s determination of the rate of interest hereunder shall be deemed conclusive, absent manifest error.

Section 2.08         Reserved.

Section 2.09         Repayment of Loans.

(a)           Construction and Term Loans.  During the Construction Funding Period, Borrower shall pay in arrears, not later than the first day of each month, interest at the rate in effect from time to time pursuant to Section 2.07(a) based on the daily balance of the Construction and Term Loans outstanding during the related monthly period.  During the Repayment Period, Borrower shall pay, on the first day of each calendar quarter, 40 payments of $550,000 (reduced to account for the Revolving Conversion Amount if and at such time Borrower makes a Revolving Conversion Election pursuant to Section 2.05) in reduction of the principal amount of the Construction and Term Loans, plus all accrued and unpaid interest based on the applicable interest rate in effect from time to time pursuant to Section 2.07(b).  All remaining principal and accrued and unpaid interest outstanding on the Construction and Term Loans shall be due and payable on the Maturity Date.

(b)           Revolving Facility.  During the Revolving Credit Availability Period, Borrower shall pay in arrears, not later than the first day of each month, interest at the rate in effect from time to time pursuant to Section 2.07(a) based on the daily balance of the Revolving Loans outstanding during the related monthly period.  Borrower shall pay, not later than the anniversary date of Construction Completion of each year during the Revolving Credit Availability Period, annual principal payments of an amount not less than ten percent (10%) of the amount of the Revolving Conversion Amount, and the amount of the Revolving Commitment shall be permanently reduced by the amount of such annual principal payments.  All remaining principal and accrued and unpaid interest on the Revolving Loans shall be due and payable on the Maturity Date.

Section 2.10         Additional Payments. In addition to all other payments required on the Loans, Borrower shall pay in arrears on a quarterly basis, beginning with the first fiscal quarter following August 1, 2004, within forty five (45) days after the end of each fiscal quarter, an amount equal to 40% of Borrower’s Free Cash Flow for such quarter; provided, the aggregate of such additional payments based on Borrower’s Free Cash Flow shall not exceed $2,000,000 annually.  Principal payments due under such Loans shall be applied in the inverse order of the maturities of such principal payments.  Payments under this Section 2.10 shall not be applied to the Revolving Loans except to the extent there is no balance under the Construction and Term Loans, and in such event the Revolving Commitment shall be permanently reduced by the amount of such payment.

Section 2.11         Evidence of Indebtedness.  Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of Borrower to Lender resulting from each Loan made by Lender from time to time, including the amounts of principal and interest payable thereon and paid to Lender from time to time under this Agreement. Lender shall also maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Construction and Term Loan Commitment (ii) the amount of each Loan made hereunder by Lender, and in the case of the Construction and Term Loans during the Repayment Period, the interest rate election (pursuant to Section 2.07(b)) applicable thereto, (iii) the date of each conversion Interest Election of all or a portion thereof to another pursuant to Section 2.07, (iv) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder in respect of such Loans and (v) both the date and amount of any sum received by Lender from Borrower in respect of the Loans.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, that the failure or delay of Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans (both principal and unpaid accrued interest) of Lender in accordance with the terms of this Agreement.

Section 2.12         Prepayments.

(a)           Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (except as provided in Section 2.14(e)), by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to Lender no later than 11:00 a.m. (Central Time) not less than three (3) Business Days prior to any such prepayment; provided, that the amount of any such prepayment shall not be less than $100,000.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Loan or portion thereof to be prepaid.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(a) and any prepayment fee pursuant to Section 2.14(e).  If no such notice is given, each prepayment shall be applied ratably to the Loans, and in the case of a prepayment of the Construction and Term Loans during the Repayment Period, pro rata against the remaining installments of principal due in respect thereof.

(b)           If Borrower issues any membership interests, any other equity interests, or any debt securities, then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith; provided, that no such prepayment shall be required in the event Borrower issues membership interests or other equity interests and the proceeds of such issuance are invested in assets that constitute either plant or equipment of Borrower and such assets become Collateral subject to Lender’s first priority security interest.  Any such prepayment shall be applied in accordance with paragraph (c) below.

(c)           Any prepayments made by Borrower shall be applied as follows: first, to fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on Loans made to Borrower; third, to the principal balance of the Construction and Term Loans, in inverse order of maturity, until the same shall have been paid in full; fourth, to the principal balance of the Revolving Loans, in inverse order of maturity, until the same shall have been paid in full. The applicable Commitments shall be permanently reduced by the amount of any prepayments made pursuant to clause third and fourth above.

Section 2.13         Interest on Loans.

(a)           Interest on the principal amount of all Loans shall accrue on a Simple Interest basis from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Loans shall be payable monthly in arrears on the first day of each calendar month, on the Revolving Commitment Termination Date with respect to all Revolving Loans and on the Maturity Date.  All Default Interest shall be payable on demand.

(b)           While an Event of Default exists or after acceleration, Borrower shall pay interest (“Default Interest”) with respect to all Loans at the rate otherwise applicable plus an additional 200 basis points (2.0%) per annum.  All Default Interest shall be payable on demand.

Section 2.14         Fees.

(a)           Origination Fee. Borrower agrees to pay to Lender an origination fee equal to One Hundred Sixty Five Thousand Dollars ($165,000.00) (the “Origination Fee”) on or before the Closing Date, it being acknowledged that Borrower has paid $16,500 of this amount prior to the date hereof.

(b)           Participation Fee.  Borrower agrees to pay Lender a participation fee equal to One Hundred Sixty Five Thousand Dollars ($165,000.00) (the “Participation Fee”) on or before the Closing Date, it being acknowledged that Borrower has paid $16,500 of this amount prior to the date hereof.

 (c)          Administrative Fee.  Borrower agrees to pay Lender an annual administrative fee  equal to Twenty Five Thousand Dollars ($25,000.00) (the “Administrative Fee”), which shall be due annually on the anniversary of the Closing Date until all amounts payable hereunder have been paid in full.

(d)           Quarterly Fees.  Borrower agrees to pay Lender quarterly fees in arrears (the “Quarterly Fees”), beginning on the date of the first advance under Construction Funding Period equal to:

(i)            one-half of one percent (0.50%) per annum on the daily amount of the unused amount of the Construction and Term Loan Commitment during the period beginning on the date of the first Construction Borrowing and continuing through and including the last day of the Construction Funding Period; and

(ii)           one-half of one percent (0.50%) per annum on the unused amount of the Revolving Commitment during the Revolving Credit Availability Period.

(e)           Prepayment Fee.  In the event any Loan subject to the Three-Year Adjustable Rate, Five-Year Adjustable Rate, Ten-Year Adjustable Rate or Fixed Rate is paid, in whole or in part, whether voluntarily or involuntarily (including any prepayment effected by Lender’s exercise of any right to accelerate or resulting from application of Section 2.10), or if Borrower changes its Interest Election with respect to such Loan, prior to the end of the related Interest Period, Borrower shall pay to Lender a prepayment fee equal to the greater of $100 and that amount calculated as follows:  seventy five percent (.75) of the product of (i) the Interest Differential divided by twelve, times (ii) the principal amount of such payment, times (iii) a factor equal to the present value of a series of one dollar ($1.00) payments, such factor based on the following components: (x) the interest rate equal to the Government Yield divided by twelve and (y) the number of months remaining prior to the Maturity Date.

(f)            Out-of-Pocket Costs.  Borrower shall pay, on demand, all of Lender’s out-of-pocket costs in connection with the Loans, including but not limited to (i) fees, charges and disbursements of Lender’s counsel related to the negotiation, documentation, closing and collection of the Loans, (ii) fees, charges and disbursements of the Inspecting Architect and Engineer, and (iii) fees, charges and disbursements of the Title Company.

Section 2.15         Computation of Interest and Fees.  All computations of interest and fees hereunder shall be made on a Simple Interest basis and on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.  All interest and fees shall be considered earned when due.

Section 2.16         Reserved.

Section 2.17         Reserved.

Section 2.18         Increased Costs.

(a)           If Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such Change in Law (taking into consideration Lender’s policies with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by Borrower of written demand by Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for any such reduction suffered.

(b)           A certificate of Lender setting forth the amount or amounts necessary to compensate Lender specified in paragraph (a) of this Section shall be delivered to Borrower, together with the written demand referred to in paragraph (a) of this section, and shall be conclusive, absent manifest error.

(c)           Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of Lender’s right to demand such compensation.

Section 2.19         Reserved.

Section 2.20         Taxes.

(a)           Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Borrower shall indemnify Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental

Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

Section 2.21         Payments Generally.

(a)           Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of amounts payable under Section 2.14, 2.18 or 2.20, or otherwise) prior to 11:00 a.m. (Central Time), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Lender at the Payment Office.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and are available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.01         Conditions To Effectiveness. The obligations of Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including the Origination Fee, Participation Fee, and amounts for reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to Lender) required to be reimbursed or paid by Borrower hereunder, under any other Loan Document and under any agreement with Lender.

(b)           Borrower shall have provided documents and evidence satisfactory to Lender that the sum of amounts on deposit in the Equity Deposit Account and equity amounts previously expended on Construction Costs is equal to at least $20,000,000.

(c)           Borrower shall have purchased the Required Stock.

(d)           Lender (or its counsel) shall have received the following:

(i)            a counterpart of this Agreement signed by or on behalf of Borrower or written evidence satisfactory to Lender (which may include telecopy transmission of a signed signature page of this Agreement) that Borrower has signed a counterpart of this Agreement;

(ii)           Construction and Term Loan Note, duly executed by Borrower payable to the order of Lender;

(iii)          the duly executed Security Agreement, Collateral Assignments, and Control Agreements, together with (A) UCC-1 financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Security Agreement and the Collateral Assignments, as requested by Lender in order to perfect such Liens, duly executed by Borrower and all other parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of Borrower and all other parties requested by Lender, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances, (C) duly executed landlord waivers and/or warehouseman, or bailee agreements with respect to all inventory of Borrower or any Subsidiary located at leased locations or other locations not owned by Borrower in fee simple, and (D) a certified copy of all leases of Borrower and each Subsidiary.

(iv)          the duly executed Mortgage covering all of the Real Estate owned or leased by Borrower and duly executed counterparts of the other Real Estate Documents together with: (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys (to the extent requested by Lender) certified to Lender, zoning letters, building permits and certificates of occupancy, in each case satisfactory in form and substance to Lender; and (B) evidence that counterparts of the Mortgage have been recorded in all places to the extent necessary or desirable, in the judgment of Lender, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on the fee simple estate of each Mortgage Property in favor of Lender for the benefit of Lender (or in favor of such other trustee as may be required or desired under local law);

(v)           satisfactory appraisals of all Real Estate subject to the Mortgage (including an “as built” appraisal related to the Improvements), together with satisfactory collateral audits of all accounts, inventory and other personal property requested by Lender (including field audit and survey conducted by Lender);

(vi)          [Reserved]

(vii)         an executed copy of the Construction Agreement, together with (A) a complete set of the Construction Plans, including all mechanical, electrical, structural and other specialized drawings, (B) a schedule listing all subcontracts relating to the Project and such other contracts, subcontracts and schedules relating to the Project as Lender may request, (C)

work progress schedule showing estimated completion time for each phase of the Construction Agreement, (D) a Sworn Construction Cost Statement, duly executed by Borrower, including a reconciliation of actual costs incurred to-date against budgeted amounts, (E) a copy of each Permit and each other building permit, license and other agreement that Borrower is required by law to obtain in connection with the Project, together with a schedule of all other necessary licenses and permits which must be obtained in order to occupy and operate a dry mill ethanol production facility (at maximum capacity in accordance with the Construction Plans) on the property where the Improvements will be built, and (F) a soil report related to the Real Estate where the Improvements will be built, certified by a registered engineer acceptable to Lender, including structural design recommendations in form and substance satisfactory to Lender;

(viii)        executed copies of the Material Contracts in existence as of the Closing Date;

(ix)           copies of duly executed payoff letters, in form and substance satisfactory to Lender, executed by each existing lender, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Lender, releasing all liens of the existing lenders upon any of the personal property of Borrower, (b) cancellations and releases, in form and substance satisfactory to Lender, releasing all liens of the existing lenders upon any of the Real Estate, and (c) any other releases, terminations or other documents reasonably required by Lender to evidence the payoff of Indebtedness owed to existing lenders;

(x)            certified copies of the articles of organization or  other charter documents of Borrower and each Subsidiary, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of Borrower and each Subsidiary and each other jurisdiction where Borrower or any Subsidiary is required to be qualified to do business as a foreign entity;

(xi)           a certificate, substantially in the form of Exhibit 3.01(d)(xi), dated as of the Closing Date and signed by an appropriate Responsible Officer, attaching and certifying copies of the operating agreement, bylaws or similar documents, and appropriate resolutions authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and the signature of each officer executing the Loan Documents.

(xii)          a favorable written opinion of counsel to Borrower, addressed to Lender, substantially in the form of Exhibit 3.01(d)(xii), dated as of the Closing Date and covering such matters relating to Borrower, the Loan Documents and the transactions contemplated therein as Lender shall reasonably request;

(xiii)         a certificate, substantially in the form of Exhibit 3.01(d)(xiii), dated the Closing Date and signed by an appropriate Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.02;

(xiv)        duly executed Draw Requests, if applicable;

(xv)         a report setting forth the sources and uses of funds to be expended in connection with the Project;

(xvi)        certified copies of all material consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any requirement of law or by any material contractual obligation of Borrower, in connection with the Project or operation of Borrower’s business, including the production of ethanol and by-products thereof, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

(xvii)       certificates of insurance, in form, substance and detail acceptable to Lender (and in any event as required pursuant to the Mortgage), describing the types and amounts of insurance (property and liability) carried by Borrower, in each case naming Lender as loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement in form and substance satisfactory to Lender;

(xviii)      copies of Borrower’s audited financial statements as of its most recent fiscal year end and internally prepared financial statements as of March 31, 2002, each in form and substance satisfactory to Lender; and

(xix)         a certificate, substantially in the form of Exhibit 3.01(d)(xix), dated the Closing Date and signed by an appropriate Responsible Officer, confirming the solvency of Borrower before and after giving effect to all transactions contemplated by the Loan Documents, together with (A) the Projections, and (B) a pro forma balance sheet for Borrower as of the Closing Date.

(e)           Borrower shall have entered into Off-Take Contracts, satisfactory to Lender, sufficient to sell or dispose of a majority of the products and by-products to be produced by Borrower (as contemplated following Construction Completion).

Section 3.02         Each Loan.   The obligation of Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)           Borrower shall have delivered Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-94, and applicable state requirements, on all of the Real Estate, dated as of a date acceptable to Lender, prepared by environmental engineers satisfactory to Lender, all in form and substance satisfactory to Lender, and Lender shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of Borrower as Lender shall have requested, and Lender shall be satisfied with the contents of all such environmental reports.  Lender shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to Lender, authorizing Lender to rely on such reports;

(b)           Borrower shall have delivered the duly executed Disbursing Agreement between Borrower, Lender and an escrow agent acceptable to Lender;

(c)           at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist; and

(d)           all representations and warranties of Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect thereto;

(e)           since the date of the most recent financial statements of Borrower described in Section 5.01(a), there shall have been no change which has had or could reasonably be expected to result in a Material Adverse Effect;

(f)            with respect to a Revolving Borrowing, Lender shall have received the Revolving Credit Note, duly executed and payable to the order of Lender in the amount of the Revolving Conversion Amount; and

(g)           Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

Each Borrowing shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the satisfaction of the matters specified in paragraphs (a), (b) and (c) of this Section 3.02.

Section 3.03         Each Construction Loan.  In addition to the conditions set forth in Sections 3.01 and 3.02, the obligation of Lender to make a Construction and Term Loan, (a) on the occasion of any Construction Borrowing, is subject to the satisfaction of the each of the conditions set forth in the Disbursing Agreement, which is hereby incorporated herein by reference, and (b) on the occasion of the first Construction Borrowing, is conditioned upon (i) Borrower’s securing Utility Contracts necessary or important for operation of Borrower’s plant, equipment, offices, as determined by Lender in its sole discretion, and (ii) Lender’s receipt of evidence acceptable to Lender, including presentation of lien waivers and other receipts of payment acceptable to Lender and the Title Company, that Borrower has theretofore paid Construction Costs in an amount not less than the sum of (x) the aggregate amount of estimated Construction Costs stated in the Sworn Construction Cost Statement, minus (y) the amount of the Construction and Term Loan Commitment.  Each Construction Draw Request shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the satisfaction of the conditions set forth in the Disbursing Agreement.

Section 3.04         Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III shall be delivered to

Lender unless otherwise specified, and shall be in form, substance and detail satisfactory in all respects to Lender.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender, as of the Closing Date and the date of each Borrowing as follows:

Section 4.01         Existence; Power. Borrower and each Subsidiary (i) are duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as the case may be, in each case under the laws of the jurisdiction of its organization, (ii) have all requisite power and authority to carry on their businesses as now conducted, and (iii) have duly qualified to do business, and are in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.02         Organizational Power; Authorization.  The execution, delivery and performance by Borrower of the Loan Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary organizational, and if required, member action.  This Agreement has been duly executed and delivered by Borrower, and constitutes, and each other Loan Document to which Borrower is a party, when executed and delivered by Borrower, will constitute, valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.03         Governmental Approvals; No Conflicts.  The execution, delivery and performance by Borrower of this Agreement, (a) does not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.04         Financial Statements. Borrower has furnished to Lender copies of Borrower’s (a) audited financial statements (consistent with the requirements of Section 5.01(a)) as of its most recent fiscal year end and (b) internally prepared financial statements (consistent with the requirements of Section 5.01(b)) as of the last day of the most recent quarter.  Such financial statements fairly present the financial condition of Borrower and its Subsidiaries as of such dates and the results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes.  Since the date of such financial statements, there have been no changes with respect to Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a material adverse effect on the business, results of operations, financial condition, assets, liabilities or prospects of Borrower and its Subsidiaries taken as a whole.

Section 4.05         Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)           Except for the matters set forth on Schedule 4.05, neither Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, including without limitation, all permits, licenses and approvals required by the state of Kansas, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.06         Compliance with Laws and Agreements.  Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments (including but not limited to the Material Contracts) binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Borrower has obtained all Permits necessary or appropriate related to the present stage of construction of the Project.

Section 4.07         Investment Company Act, Etc.  Neither Borrower nor any Subsidiary is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended, or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 4.08         Taxes. Borrower and its Subsidiaries and each other Person for whose taxes Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by any of them, and have paid all taxes shown to be due and payable (or with respect to real estate taxes, have paid all taxes prior to the time the same become delinquent) on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.  The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.09         Margin Regulations.  None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose that violates the provisions of Regulation U, T or X of the Board of Governors of the Federal Reserve System.

Section 4.10         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated  benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11         Ownership of Property.

(a)           Borrower and each Subsidiary have good title to, or valid leasehold interests in, all of their real and personal property material to the operation of their respective businesses.

(b)           Borrower and each Subsidiary own, or are licensed, or otherwise have the right, to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to their respective businesses and the use thereof by Borrower and any Subsidiary does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12         Disclosure.  Borrower has disclosed to Lender all agreements, instruments, and corporate or other restrictions to which Borrower or any of Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.13         Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against Borrower or any Subsidiary, or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary, and no significant unfair labor practice, charges or grievances are pending against Borrower or any Subsidiary, or to the knowledge of Borrower, threatened against any of them before any Governmental Authority.  All payments due from Borrower or any Subsidiary pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14         Subsidiaries.  As of the Closing Date, Borrower has no Subsidiaries and as of any subsequent date, Borrower has no Subsidiaries other than those for which Borrower has complied with the requirements of Section 5.10.

Section 4.15         Construction.  The exterior lines of the Improvements are, and at all times will be, within the boundary lines of the Real Estate, and Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations and with all applicable requirements of all Governmental Authorities, including without limitation, building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Project.

Section 4.16         Projections.  The Projections fairly present Borrower’s reasonable forecast of the most probable results of operations and changes in cash flows for the periods covered thereby, based on the assumptions set forth therein, which assumptions are reasonable based on historical experience and presently known facts. Since the date of such Projections, there have been no changes with respect to Borrower or its Subsidiaries which could reasonably be expected to result in, singly or in the aggregate, a material discrepancy between such Projections and Borrower’s actual results for the periods stated.

Section 4.17         Material Contracts.  There are no Material Contracts other than the License Agreement, the Process Guarantee, and those agreements and contracts disclosed to Lender pursuant to this Section 4.17.

(a)           Management Contracts.  There are no agreements or contracts which are material to the management of Borrower’s or any Subsidiary’s business other than those listed on Schedule 4.17(a).

(b)           Supply Contracts.  There are no agreements or contracts which are material to the provision or supply of inputs related to the operation of Borrower’s or any Subsidiary’s business other than those listed on Schedule 4.17(b).

(c)           Off-Take Contracts.  There are no agreements or contracts which are material to the sale or disposal of products or by-products produced by Borrower or any Subsidiary other than those listed on Schedule 4.17(c).

(d)           Transportation Contracts.  There are no agreements or contracts related to the provision of transportation or shipping services which are material to the operation of Borrower’s or any Subsidiary’s business other than those listed on Schedule 4.17(d).

(e)           Utility Contracts.  There are no agreements or contracts related to the provision of water, electricity, fuel oil, coal or other energy resources which are material to the operation of Borrower’s or any Subsidiary’s business other than those listed on Schedule 4.17(e).

Section 4.18         Permits.  Each Permit is listed on Schedule 4.18 including each Permit in effect presently and those Permits to be obtained as necessary or appropriate for operation of Borrower’s ethanol plant at maximum capacity in accordance with the Construction Plans.

ARTICLE V.

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as Lender has a Commitment hereunder, or the principal of and interest on any Loan or any fee remains unpaid:

Section 5.01         Financial Statements and Other Information.  The Borrower will deliver to Lender:

(a)           as soon as available and in any event (i) within 120 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for Borrower and its Subsidiaries, containing a combined and combining balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related combined and combining statements of income, owners’ equity and cash flows (together with all footnotes thereto) of Borrower and its Subsidiaries for such fiscal year, (ii) setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Eide Bailly, LLC, Bloomington, Minnesota or other independent public accountants acceptable to Lender (without a “going concern” or like qualification, exception or explanation  and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Borrower and its Subsidiaries, for such fiscal year on a combined basis in accordance with GAAP and that the examination by such accountants in connection with such combined financial statements has been made in accordance with GAAP;

(b)           as soon as available and in any event within 30 days after the end of each calendar quarter, an unaudited combined balance sheet of Borrower and its Subsidiaries as of the end of such calendar quarter and the related unaudited combined statements of income, stockholder’s equity and cash flow of Borrower and its Subsidiaries for such calendar quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by an appropriate Responsible Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a combined basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which Borrower has taken or proposes to take with respect thereto, (ii)  setting forth in reasonable detail calculations demonstrating compliance with Article VI, (iii) stating whether any change in GAAP or the application thereof has occurred since the date of Borrower’s audited financial statements referred to in Section 4.04 and, if any change has occurred, specifying the effect  of such change on the financial statements accompanying such certificate, and (iv) attaching a production report, certified as to accuracy, which sets forth pertinent information in respect of the amount of ethanol produced and other information as Lender may specify from time to time;

(d)           concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly upon Borrower obtaining notice or knowledge of any changes to the Sworn Construction Cost Statement, revised sworn statements of estimated costs of the Project, showing changes in or variations from the original Sworn Construction Cost Statement in excess of $1,000,000 in the aggregate along with copies of all material changes or modifications in the Construction Plans, contracts or subcontracts for the Project prior to incorporation of any such change or modification into the Project;

(f)            as soon as Borrower has notice or knowledge thereof, a revised construction schedule if and when any target date set forth therein has been delayed by 10 consecutive days or more, or when the aggregate of all such delays equals 30 or more days;

(g)           promptly after the same become available, copies of all periodic and other reports, and other materials distributed by Borrower to its members generally, or to any Governmental Authority or national securities exchange, as applicable;

(h)           concurrently with the delivery of the financial statements referred to in clause (a) above, a copy of Borrower’s pro forma budget and business plan for the subsequent fiscal year for Borrower and its Subsidiaries, containing a combined and combining pro forma balance sheet of Borrower and its Subsidiaries as of the end of such subsequent fiscal year and the related pro forma combined and combining statements of income, owners’ equity and cash flows (together with all footnotes thereto) of Borrower and its Subsidiaries for such subsequent fiscal year; and

(i)            promptly following any request therefor, such other information regarding the results of operations, business affairs and  financial condition of Borrower or any Subsidiary as Lender may reasonably request.

Section 5.02         Notices of Material Events. Borrower will furnish to Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Borrower, affecting Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which Borrower or any Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval  required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $100,000; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Existence; Conduct of Business.  Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.

Section 5.04         Compliance with Laws, Etc.  Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and requirements of any Governmental

Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Borrower will cause all exterior lines of the Improvements to be, at all times, within the boundary lines of the Real Estate, and the Project and Improvements will in all respects conform to and comply with all applicable covenants, conditions, restrictions and reservations, and with all requirements of Governmental Authorities, including, without limitation, all building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Project and the Improvements.

Section 5.05         Payment of Obligations.  Borrower will, and will cause each Subsidiary to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06         Books and Records.  Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the combined financial statements of Borrower in conformity with GAAP.

Section 5.07         Visitation, Inspection, Audit, Etc.

(a)           Borrower will, and will cause each Subsidiary to, permit any representative of Lender to visit and inspect its properties (including, without limitation, the Real Estate and Improvements), to conduct audits of the Collateral (including without limitation all Accounts and Inventory and all records relating thereto), to examine its books and records and to make copies and take extracts therefrom, to review all change orders relating to the Project, to inspect all work and materials relating to the Project for which payment is required, to review all Notices of Borrowing, to submit progress inspection reports relating to the Project, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as Lender, may reasonably request after reasonable prior notice to Borrower; provided, if a Default or an Event of Default has occurred and is continuing, no prior notice shall be required.  All reasonable expenses incurred by Lender in connection with any such visit, inspection, audit, examination and discussions shall be borne by Borrower.

(b)           Borrower will, and will cause each Subsidiary to, deliver to Lender such appraisals of the Real Estate and other fixed assets of Borrower as Lender may reasonably request at any time and from time to time, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to Lender, in each case conducted at the expense of Borrower if Lender requests such appraisal in connection with a request for an accommodation, waiver or other credit action by Borrower.

(c)           Notwithstanding the foregoing, (i) neither Borrower nor any other Person shall have the right to rely on the reports relating to the Project generated by Lender for any purposes whatsoever, (ii) Borrower shall be responsible for making its own inspections of the Project during the course of construction and shall satisfy itself that the work performed and the materials furnished shall conform with its contracts and (iii) by making Construction and Term Loans after inspections of the Project by Lender, Lender shall not be deemed to have waived any Event of Default, or the right to require the correction of construction defects or to have acknowledged that the construction (as to quality or value of work performed or material furnished) conforms with the Construction Plans.

Section 5.08         Maintenance of Properties; Insurance.  Borrower will, and will cause each Subsidiary to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 5.09         Use of Proceeds. Borrower will use the proceeds of all Construction and Term Loans to Pay the Construction Costs and to finance the Project.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate Regulation T, U or X of the Board.  No part of the proceeds of any Loan will be used, directly or indirectly, to fund start-up working capital until such time as the Project is at least 80% complete.

Section 5.10         Subsidiaries.  If any Subsidiary is acquired or formed after the Closing Date, Borrower will, within ten (10) business days after such Subsidiary is acquired or formed, notify Lender and will cause such Subsidiary to execute a guarantee of the Obligations, a joinder to the Security Agreement, and a joinder to such other Security Documents as Lender shall require, each in form and substance satisfactory to Lender, and will cause such Subsidiary to deliver simultaneously therewith similar documents applicable to such Subsidiary required under Section 3.01 as requested by Lender.

Section 5.11         Assignment of Material Contracts.  Borrower shall notify Lender of any Material Contract promptly upon entering into the same.  Borrower agrees to promptly execute and deliver to Lender such Collateral Assignments and take such other actions as Lender may reasonably request to perfect Lender’s security interest in Borrower’s rights under such Material Contracts.  Borrower authorizes Lender to file such Uniform Commercial Code financing statements (and amendments to the same) and continuation statements as Lender may deem necessary or appropriate from time to time to perfect Lender’s security interest in such Material Contracts.

Section 5.12         Food Security Act Compliance.  If Borrower acquires any Collateral which may have constituted Farm Products in the possession of the seller or supplier thereof,

Borrower shall, at its own expense, use its best efforts to take such steps to insure that all Liens (except the Liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such Farm Products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonably actions necessary, as prescribed by the Food Security Act, to purchase Farm Products free of Liens (except the Liens granted pursuant hereto); provided, that Borrower may contest and need not obtain the release or termination of any Lien asserted by any creditor  of any seller of such Farm Products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with the GAAP.  Upon Lender’s request, Borrower agrees to forward to Lender promptly after receipt copies of all notices of Liens and master lists of Effective Financing Statements delivered to Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral.  Upon Lender’s request, Borrower agrees to provide Lender with the names of Persons who supply Borrower with such Farm Products and such other information as Lender may reasonably request with respect to such Persons.

Section 5.13         Shortfall.  Whenever Borrower determines, or receives written notice from Lender, that the sum of the principal amount not yet advanced under the Construction and Term Loan Commitment to pay Construction Costs are insufficient to complete the Project, Borrower shall, within three days, irrevocably deposit with Lender immediately available funds not less than such insufficiency.

Section 5.14         Non-Liability of Lender.  Borrower acknowledges and agrees that Lender assumes no liability or responsibility for the sufficiency of the Construction and Term Loans to complete the Project, for the protection, inspection or completion of the Project, for the adequacy or accuracy of the Sworn Construction Cost Statement, for any representations made by Borrower or for any action of Borrower to be performed in the construction of the Project.

ARTICLE VI.

FINANCIAL COVENANTS

Borrower covenants and agrees that so long as Lender has a Commitment hereunder, or the principal or interest on any Loan or any fee remains unpaid:

Section 6.01         Fixed Charge Coverage Ratio.  On December 31, 2005, and at each fiscal year end thereafter, Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.15:1.0.

Section 6.02         Leverage Ratio.   On December 31, 2005, and at all times thereafter, Borrower will maintain ratio of (i) net worth to (ii) total assets of not less than 0.5:1.0.

Section 6.03         Capital Expenditures.  After the occurrence of Construction Completion, Borrower will not make Capital Expenditures in excess of $400,000 during any fiscal year period following Construction Completion without Lender’s prior written approval.

Section 6.04         Current Ratio and Working Capital.  Borrower will maintain, on December 31, 2004 and at all times thereafter, a ratio of current assets to current liabilities of not less than 1.2:1.0 and working capital of at least (x) $2,500,000 on December 31, 2004, and at all times thereafter, and (y) $3,500,000 on December 31, 2005, and at all times thereafter.

Section 6.05         Minimum Net Worth.  Borrower will maintain, (i) on December 31, 2004 and at all times thereafter, a minimum Net Worth of $19,000,000;  (ii) on December 31, 2005 and at all times thereafter, a minimum Net Worth of $23,000,000; and  (iii) on December 31, 2006, and at all times thereafter, a minimum Net Worth of $25,000,000.

Compliance with the financial covenants set forth in this Article VI shall be determined based on financial statements dated as of the close of business on the last day of the immediately preceding quarter for the related period.

ARTICLE VII.

NEGATIVE COVENANTS

Borrower covenants and agrees that so long as Lender has a Commitment hereunder or the principal of or interest on any Loan or any fee remains unpaid:

Section 7.01         Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness created pursuant to the Loan Documents;

(b)           Indebtedness acceptable to Lender in its sole discretion and existing on the date hereof and set forth on Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)           Indebtedness of Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

provided further, that the aggregate principal amount of such Indebtedness incurred by Borrower in any calendar year does not exceed $200,000.

Section 7.02         Negative Pledge. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)           Liens created in favor of Lender pursuant to the Loan Documents;

(b)           Permitted Encumbrances;

(c)           Liens on any property or asset of Borrower existing on the Closing Date set forth on Schedule 7.02; provided, that such Lien shall not apply to any other property or asset of Borrower;

(d)           purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.01(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)           any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary, (ii) existing on any asset of any Person at the time such Person is merged with or into Borrower or any Subsidiary or (iii) existing on any asset prior to the acquisition thereof by Borrower or any Subsidiary; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

(f)            extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section; provided, that the principal amount of the Indebtedness  secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.03         Fundamental Changes. Borrower will not, and will not permit any Subsidiary to, engage in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.04         Investments, Loans, Etc. Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)           Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.04;

(b)           Permitted Investments in which Lender maintains a first priority, perfected security interest therein;

(c)           loans or advances to employees, officers or directors of Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $100,000 at any time;

(d)           Investments in other business organizations whose primary business is the production of ethanol and byproducts related thereto and in which Lender maintains a first priority, perfected security interest in such Investments; provided, at the time any such Investment is made, the aggregate book value of the sum of all such Investments may not, without the prior written consent of Lender, exceed the lesser of (i) five percent (5.0%) of the Net Worth of Borrower or (ii) $1,000,000; and

(e)           other Investments which in the aggregate do not exceed $100,000 in any fiscal year of Borrower.

Section 7.05         Restricted Payments. Borrower will not,and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its membership interests, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any membership interest or Indebtedness subordinated to the Obligations of Borrower or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for  (i) dividends or distributions payable by Borrower solely in units of any class of its membership interests, (ii) Restricted Payments made by any Subsidiary to Borrower and (iii) dividends or distributions which do not exceed, in any rolling 12 month period, 40% of the amount remaining after subtracting payments due and payable in respect of the Loans for such period from Net Income; and provided further, and that no Restricted Payment shall be paid by Borrower if an Event of Default exists or would result from the payment of such Restricted Payment.

Section 7.06         Sale of Assets. Borrower will not, and will not permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than Borrower (or to qualify directors if required by applicable law), except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; and (b) the sale of inventory and Permitted Investments in the ordinary course of business.

Section 7.07         Transactions with Affiliates. Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties in comparable transactions, (b) transactions between Borrower and its wholly owned Subsidiaries not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.05.

Section 7.08         Restrictive Agreements. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to Borrower or any other Subsidiary, to Guarantee Indebtedness of Borrower or any other Subsidiary or to transfer any of its property or assets to Borrower or any Subsidiary; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.09         Sale and Leaseback Transactions.  Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10         Lease Obligations. Borrower will not, and will not permit any Subsidiary to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP) having a term of five years or more which would cause the direct or contingent liabilities of Borrower and its Subsidiaries under such leases or agreements to lease, on a consolidated basis, to exceed $100,000 in the aggregate in any year.

Section 7.11         Hedging Agreements. Borrower will not, and will not permit any Subsidiary to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.12         Amendment to Material Documents and Construction Plans.

(a)           Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (i) its certificate of organization, operating agreement, bylaws or other organizational documents, or (ii) any Material Contract.

(b)           Except as allowed pursuant to Section 7.14, Borrower will not, and will not permit any Subsidiary to, amend, modify, waive or consent to any change or modification in the Construction Plans, contracts or subcontracts related to the Project, and no work shall be performed with respect to any such change or modification if such change or modification would, net of any cost reduction resulting therefrom, increase the cost of the Project.

Section 7.13         Accounting Changes. Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Borrower or any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Borrower.

Section 7.14         Construction. Borrower will not, and will not permit any Subsidiary to, become a party to any contract for the performance of any work related to the Project or for the supplying of any labor, materials or services for the construction of the Improvements that would have the effect of increasing the costs of the Project more than $1,000,000 (in the aggregate with previous such cost increases) above those set forth in the Sworn Construction Cost Statement, except in such amounts and upon such terms and with such parties as shall be approved in writing by Lender (which approval shall not be unreasonably withheld).  No approval by Lender of any contract or change order shall make Lender responsible for the adequacy, form or content of such contract or change order. Borrower shall expeditiously complete and fully pay for the development and construction of the Project in a good and workmanlike manner and in accordance with the contracts, subcontracts and Construction Plans submitted to Lender and in compliance with all applicable requirements of all Governmental Authorities, and any covenants, conditions, restrictions and reservations applicable thereto, so that Construction Completion occurs on or before August 1, 2004.  Borrower assumes full responsibility for the compliance of the Construction Plans and the Project with all requirements of all Governmental Authorities and with sound building and engineering practices, and notwithstanding any approvals by Lender, Lender shall have no obligation or responsibility whatsoever for the Construction Plans or any other matter incident to the Project or the construction of the Improvements.  Borrower shall correct or cause to be corrected (a) any defect in the Improvements, (b) any departure in the construction of the Improvements from the Construction Plans or any requirements of any Governmental Authorities, and (c) any encroachment by any part of the Improvements or any other structure located on the Real Estate on any building line, easement, property line or restricted area. Borrower shall cause all roads necessary for the utilization of the Improvements for their intended purposes to be completed and dedicated (if dedication thereof is required by any Governmental Authority), the bearing capacity of the soil on the Real Estate to be made sufficient to support the Improvements, and sufficient local utilities to be made available to the Project and installed at costs (if any) set out in the Sworn Construction Cost Statement, on or before August 1, 2004.  No work may be performed pursuant to any change order or pending change order to the Construction Plans prior to delivery thereof to Lender.

Section 7.15         Deposit and Investment Accounts.  Borrower will not, and will not permit any Subsidiary to, maintain, deposit or invest funds into any Deposit Account or Investment Account other than those listed on Schedule 7.15 without the prior written consent of Lender.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01         Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise and such failure shall continue un-remedied for a period of ten (10) days; or

(b)           Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under Section 8.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue un-remedied for a period of ten (10) days; or

(c)           any representation or warranty made or deemed made by or on behalf of Borrower in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to Lender by Borrower or any representative of Borrower pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect when made or deemed made or submitted; or

(d)           Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.01, 5.02, or 5.03 (with respect to Borrower’ existence) or Articles VI or VII; or

(e)           Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or in any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of Borrower becomes aware of such failure, or (ii)  notice thereof shall have been given to Borrower by Lender; or

(f)            any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under any Loan Document or Material Contract; or

(g)           Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other  than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h)           Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.01(h), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidation or other similar official for Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting  any of the foregoing; or

(i)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Subsidiary or its debts, or any substantial part of its assets,  under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such  proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or  ordering any of the foregoing shall be entered; or

(j)            Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)           an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Borrower and its Subsidiaries in an aggregate amount exceeding $100,000; or

(l)            any judgment or order for the payment of money in excess of $100,000 in the aggregate shall be rendered against Borrower or any Subsidiary, and either (i) such judgment or order is final and enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          any non-monetary judgment or order shall be rendered against Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and  there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)           a Change in Control shall occur or exist;

(o)           the failure of Construction Completion to occur on or before August 1, 2004; or

(p)           any event which could reasonably be expected to result in a Material Adverse Effect shall occur and be continuing;

then, and in every such event (other than an event described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, Lender may, by notice to Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be due and payable, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and (iii) exercise all remedies contained in any other Loan Document or as otherwise provided by law; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and  all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

Upon the occurrence of an Event of Default prior to Construction Completion, and at any time thereafter during the continuance of such event, Lender may, in addition to remedies set forth in the preceding paragraph, enter upon Borrower’s property and proceed either in its own name or in the name of Borrower (which authority is coupled with an interest and is irrevocable by Borrower) to complete or cause to be completed the Project, at the cost and expense of Borrower. If Lender elects to complete or cause to be completed the Project, it may do so according to the Construction Plans or according to such changes, alterations or modifications in and to the Construction Plans as Lender may deem appropriate; and Lender may enforce or cancel all contracts let by Borrower relating to construction and installation of the Improvements and/or let other contracts which in Lender’s sole judgment it may deem advisable; and Borrower shall forthwith turn over and duly assign to Lender, as Lender may from time to time require, contracts relating to construction and installation of the Improvements, the Construction Plans, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the Project, whether paid or not, and any other instruments or records in the possession of Borrower pertaining to the Project.  Borrower shall be liable under this Agreement to pay to Lender, on demand, any amount or amounts expended by Lender in so completing the Project, together with any costs, charges, or expenses incident thereto or resulting therefrom, all of which shall be secured by the Security Documents.  In the event that a proceeding is instituted against Borrower for recovery and reimbursement of any moneys expended by Lender in connection with the completion of the Project, a statement of such expenditures, verified by the affidavit of an officer of Lender, shall be prima facie evidence of the amounts so expended and of the propriety of and necessity for such expenditures; and the burden of proving to the contrary shall be upon Borrower. Lender shall have the right to apply the undisbursed amount of the Construction and Term Loan Note to bring about the completion of the Project and to pay the costs thereof; and if such funds are insufficient, in the sole judgment of Lender, to complete the Project, Borrower agrees to promptly deliver and pay to Lender such sum or sums of money as Lender may from time to time demand for the purpose of completing the Project or of paying any liability, charge or expense which may have been incurred or assumed by Lender under or in performance of this Agreement, or for the purpose of completing the Project.  It is expressly understood and agreed that in no event shall Lender be obligated or liable in any way to complete the Project or to pay for the costs of construction thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01         Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To Borrower:	Western Plains Energy, LLC
Attention: Jeff Torluemke
414 Main St., P.O. Box 340
Quinter, Kansas 67752
Facsimile No. (785) 675-3030

With a Copy to:	James M. Wiederrich, Esq.
Woods, Fuller, Shultz & Smith P.C.
300 South Phillips Avenue
Post Office Box 5027
Sioux Falls, South Dakota 57117
Facsimile No. (605) 339-3357

And a Copy to:	Mr. Mark S. Weitz
Leonard Street and Deinard
150 South Fifth Street, Suite 2300
Minneapolis, Minnesota 55402
Facsimile No. (612) 335-1657

To the Lender:	AgCountry Farm Credit Services, FLCA
Attention: Randolph L. Aberle, Vice President
Post Office Box 6020
1749 38th Street Southwest
Fargo, North Dakota 58108-6020
Facsimile No. (701) 282-9618

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to Lender shall not be effective until actually received by such Person at its address specified in this Section 9.01.

Any agreement of Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of Borrower.  Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Lender shall not have any liability to Borrower or other Person on account of any action taken or not taken by Lender in reliance upon such telephonic or facsimile notice.  The obligation of Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in any such telephonic or facsimile notice.

Section 9.02         Waiver; Amendments.

(a)           No failure or delay by Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between Borrower and Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.03         Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of Lender, including the reasonable fees, charges and disbursements of counsel for Lender and in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  Nothing in this Section 9.03 shall be deemed to obligate Borrower to pay costs of any participant in any Loan.

(b)           The Borrower shall indemnify Lender against, and hold Lender harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for Lender, which may be incurred by or asserted against Lender arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by Borrower or any Subsidiary or any Environmental Liability  related in any way to Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Lender is a party thereto; provided,  that Borrower shall not be obligated to indemnify Lender for any of the foregoing arising out of Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)           The Borrower shall pay, and hold Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(e)           All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).

(b)           Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it).

(c)           Lender may at any time, without the consent of Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents.  Borrower agrees that each Participant shall be entitled to the benefits of Section 2.18 to the same extent as if it were the Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b).  To the extent permitted by law, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.20 as though it were the Lender.

(d)           Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes without complying with this Section; provided, that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

Section 9.05         Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of North Dakota.

(b)           Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the District of North Dakota, and of any state court of the State of North Dakota located in Cass County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Dakota state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other

Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)           Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.06         WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.07         Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to Borrowers, any such notice being expressly waived by Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of Borrower at any time held or other obligations at any time owing by Lender to or for the credit or the account of Borrower against any and all Obligations held by Lender, irrespective of whether Lender shall have made demand hereunder and although such Obligations may be unmatured.  Lenders agree promptly to notify the Lender and Borrower after any such set-off and any application made by Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.08         Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 9.09         Survival.  All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Lender and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.20, and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 9.10         Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11         Confidentiality. Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by Borrower or any Subsidiary, except that such information may be disclosed (i) to any Affiliate, participant or advisor of Lender, including without limitation accountants, legal counsel and other advisors, provided that Lender shall have taken reasonable steps to assure that such Affiliates, participants, and advisors will maintain such information in confidence to the same extent required of Lender hereunder, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 9.11, or which becomes available to Lender of any of the foregoing on a nonconfidential basis from a source other than Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 9.11, to any actual or prospective assignee or Participant, or (vi) with the consent of Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 9.12         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges  that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Maximum Rate to the date of repayment, shall have been received by Lender.

Section 9.13         Inspections.  Borrower shall be responsible for making inspections of the Real Estate and the Improvements during the course of construction and shall determine to its own satisfaction that the work done or materials supplied by the contractors to whom payment is to be made out of each Construction Draw Request has been properly done or supplied in accordance with the applicable contracts with such contractors.  If any work done or materials supplied by a contractor are not satisfactory to Borrower, Borrower will immediately notify Lender in writing of such fact.  It is expressly understood and agreed that Lender or its authorized representative may conduct such inspections of the Real Estate and the Improvements as it may deem necessary for the protection of Lender’s interest, and, specifically, the Inspecting Architect may, at the option of Lender and at the expense of Borrower, conduct such periodic inspections, prepare such written progress reports during the period of construction and prepare such written reports upon completion of the Project, as Lender may request.  Any inspections which may be made by Lender or its representative will be made, and all certificates issued by Lender’s representative will be issued, solely for the benefit and protection of Lender, and Borrower will not rely thereon.

Section 9.14         Termination.  Upon satisfaction of all of Borrower’s obligations hereunder and the related documents and instruments, Lender shall (a) mark the Notes “PAID” and return the same to Borrower, (b) release its security interests and file appropriate documentations of the same, and (c) redeem the Required Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

WESTERN PLAINS ENERGY, LLC

By:	/s/ Jeff Torluemke
Name:	Jeff Torluemke
Title:	President

LENDER:

AGCOUNTRY FARM CREDIT SERVICES, FLCA

By:	/s/ Randolf L. Aberle
Name:	Randolf L. Aberle
Title:	Vice President